Exhibit 4.10.7

CONFIDENTIAL TREATMENT

[***]= Pursuant to 17 CFR 230.406, confidential information has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

AMENDMENT NUMBER NYC-0-06-3581

This Amendment Number NYC-0-06-3581 (“Amendment”) is made and entered into as of this             th day of November, 2006 (the “Amendment Effective Date”) between AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., having its principal place of business at American Express Tower, Three World Financial Center, 200 Vesey Street, New York, New York 10285 (“AMEX”) and REGULUS WEST LLC, a Delaware limited liability company, having its principal place of business at 860 Latour Court, Napa, California 94558 (“Vendor”).

RECITALS

WHEREAS, AMEX and Vendor are parties to that certain Remittance Processing Services Agreement dated as of October 25, 1999, as amended (the “Agreement”) pursuant to which Vendor provides remittance processing and related services to AMEX (the “Services”);

WHEREAS, AMEX and Vendor amended the Agreement by that certain Amendment Number NYC-0-06-2807 dated as of August 18, 2006 (the “August 2006 Amendment”) which, among other things, extended the term of the Agreement to October 31, 2009 and set forth certain terms and conditions applicable to the migration of AMEX remittances to Vendor for processing via the Services; and

WHEREAS, the parties desire to further amend the Agreement by modifying certain terms of the August 2006 Amendment as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements set forth below and other good and valuable consideration, the parties agree as follows:

AMENDED TERMS

A. Section C of the August 2006 Amendment is hereby deleted in its entirety and replaced with the following:

“ C. Except as modified by the mutual agreement of the parties, the terms of Schedule A attached hereto shall be included in the Agreement, shall take effect as of October 1, 2006, and shall replace the 2nd Amended and Restated Exhibit E to the Agreement.”

B. Section G of the August 2006 Amendment is hereby deleted in its entirety and replaced with the following:

“ G. Immediately after execution of this Amendment, AMEX and Vendor shall continue good faith negotiations of the Comprehensive Amendment. Included among the terms of the Modified Services Exhibit shall be an agreement by AMEX and Vendor that the Rochelle Park Vendor Service Location shall implement the Modified Services only after the Modified Services have been implemented in the Los Angeles and Dallas Vendor Service Locations. AMEX and Vendor hereby agree that no Modified Services shall be provided by Vendor until the Comprehensive Amendment and the Modified Services Exhibit have been executed.”

C. Schedule A to the August 2006 Amendment is hereby deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein by this reference:

GENERAL

A. Except as otherwise modified herein, the capitalized terms used in this Amendment have the meaning specified in the Agreement or the August, 2006 Amendment.

B. Except as amended herein and by the terms of all prior amendments not inconsistent with this Amendment, the remaining provisions of the Agreement and August 2006 Amendment shall continue in full force and effect in accordance with their terms. In the event of any inconsistency or conflict between this Amendment, the Agreement and/or the August 2006 Amendment, this Amendment shall govern.

C. This Amendment may be signed in counterparts, all of which taken together shall constitute one single Amendment between the parties.

D. (i) The terms and conditions of the Agreement, the August 2006 Amendment, and this Amendment, the negotiations preceding it, and the basis for any claims or demands giving rise to the Agreement, the August 2006 Amendment, and this Amendment, are considered by the parties to be confidential and may not be communicated by any party to any other person or entity for any purpose whatsoever, except to legal counsel for the parties and their respective accountants, and except as required to enforce the terms of the Agreement and this Amendment or to respond to legal process. Any such disclosure shall be accompanied by a statement that the terms of the Agreement, the August 2006 Amendment, and this Amendment are confidential. The parties agree that the provisions of this Section D(i) shall survive the termination or expiration of the Agreement, the August 2006 Amendment, and this Amendment for whatever reason.

(ii) Each party hereby represents that (a) it has policies in place to safeguard copies of the Agreement, the August 2006 Amendment, and this Amendment, (b) it is restricting access to the Agreement, the August 2006 Amendment, and this Amendment to only those personnel who have a need to know the information contained therein and who are under a duty to keep it confidential, and (c) it is taking reasonable steps to maintain the confidentiality of all pricing and other financial terms of this Amendment and Schedule A.

IN WITNESS WHEREOF, AMEX and Vendor have caused this Amendment to be executed on their behalf by their duly authorized officers, as of the date first written above.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.		REGULUS WEST, LLC

By:	/s/	By:	/s/ Kathleen Hamburger
	Name:		Name: Kathleen Hamburger
	Title: Vice President		Title: President

Schedule A

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